Exhibit 99.1

Boston Scientific Exercises Option to Acquire Millipede, Inc.

Acquisition will expand structural heart portfolio to include transcatheter mitral annuloplasty repair system

MARLBOROUGH, Mass. (Dec. 27, 2018) — Boston Scientific Corporation (NYSE: BSX) today announced it exercised its option to acquire the remaining shares of Millipede, Inc, a privately-held company in Santa Rosa, Calif., upon its recent successful completion of a first-in-human clinical study. The acquisition will expand the Boston Scientific Structural Heart portfolio to include the IRIS Transcatheter Annuloplasty Ring System which is in development for the treatment of patients with severe mitral regurgitation (MR) who are not able to tolerate open-heart surgery.

Boston Scientific initially entered into an investment and acquisition option agreement with Millipede in January 2018. It purchased $90M in existing and newly-issued Millipede shares, with the option to acquire the company’s remaining shares for $325M at closing, with a $125M payment becoming available upon achievement of a commercial milestone.

The quickly expanding transcatheter mitral repair and replacement market is estimated to reach $1 billion by 2021, with the majority comprised of repair procedures.

“Upon commercialization, we believe the IRIS system can meet the needs of a currently underserved patient population that requires physiological, less invasive options to treat functional mitral regurgitation in patients with progressive heart failure,” said Professor Ian Meredith, AM, executive vice president and global chief medical officer, Boston Scientific. “This device is designed to be highly customizable to a specific patient’s mitral anatomy and disease state, and is repositionable and retrievable to promote a high-quality outcome.”

The IRIS system uses a complete annuloplasty ring, considered the gold-standard surgical approach, to reduce the size of a dilated mitral annulus. It is delivered via a transcatheter-transseptal delivery system, and can be used as a stand-alone device, or in combination with other technologies in patients with severe MR.

“We are very satisfied with the early results of our clinical program and are excited to see this technology further leveraged by Boston Scientific to expand the mitral repair solutions for patients around the world,” said Randy Lashinski, co-founder and CEO, Millipede, Inc.

On an adjusted basis, the transaction is expected to be dilutive to earnings per share (EPS) for each of the next several years; however, all dilutive impact is expected to be absorbed via internal trade-offs, resulting in no net adjusted EPS impact. The deal is anticipated to close in Q1 2019, subject to customary closing conditions. On a GAAP basis, for each of the next several years, the transaction is expected to be more dilutive, due to amortization expense and acquisition-related net charges.

The IRIS Transcatheter Annuloplasty Ring System is an investigational device and not available for sale.

About Boston Scientific

Boston Scientific transforms lives through innovative medical solutions that improve the health of patients around the world. As a global medical technology leader for more than 35 years, we advance science for life by providing a broad range of high performance solutions that address unmet patient needs and reduce the cost of healthcare. For more information, visit www.bostonscientific.com and connect on Twitter and Facebook.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements may be identified by words like “anticipate,” “expect,” “project,” “believe,” “plan,” “estimate,” “intend” and similar words.   These forward-looking statements are based on our beliefs, assumptions and estimates using information available to us at the time and are not intended to be guarantees of future event s or performance.  These forward-looking statements include, among other things, statements regarding our business plans, expectations with respect to the Millipede transaction and technology, and product performance and impact. If our underlying assumptions turn out to be incorrect, or if certain risks or uncertainties materialize, actual results could vary materially from the expectations and projections expressed or implied by our forward-looking statements.  These factors, in some cases, have affected and in the future (together with other factors) could affect our ability to implement our business strategy and may cause actual results to differ materially from those contemplated by the statements expressed in this press release. As a result, readers are cautioned not to place undue reliance on any of our forward-looking statements.

Factors that may cause such differences include, among other things: future economic, competitive, reimbursement and regulatory conditions; new product introductions; demographic trends; intellectual property; litigation; financial market conditions; and future business decisions made by us and our competitors.  All of these factors are difficult or impossible to predict accurately and many of them are beyond our control. For a further list and description of these and other important risks and uncertainties that may affect our future operations, see Part I, Item 1A — Risk Factors in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which we may update in Part II, Item 1A — Risk Factors in Quarterly Reports on Form 10-Q we have filed or will file hereafter. We disclaim any intention or obligation to publicly update or revise any forward-looking statements to reflect any change in our expectations or in events, conditions or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements. This cautionary statement is applicable to all forward-looking statements contained in this document.

Use of Non-GAAP Financial Measures

To supplement our consolidated financial statements presented on a GAAP basis, we disclose certain non-GAAP financial measures, including adjusted net income and adjusted net income (earnings) per share that excludes certain charges and/or credits, such as amortization expense and acquisition-related net charges (credits). These non-GAAP financial measures are not in accordance with generally accepted accounting principles in the United States and should not be considered in isolation from or as a replacement for the most directly comparable GAAP financial measures. Further, other companies may calculate these non-GAAP financial measures differently than we do, which may limit the usefulness of those measures for comparative purposes. For further information regarding our non-GAAP measures, see Part II, Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations in our most recent Annual Report on Form 10-K, which we may update in Quarterly Reports on Form 10-Q we have filed or will file hereafter.

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